Exhibit 99.1

FINAL w/TABLES
Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

            PHARMION CORPORATION ANNOUNCES Q2 2006 FINANCIAL RESULTS
    o Record sales of $60.4 million, driven by Vidaza sales of $36.1 million
 o Vidaza survival study enrollment completed, largest MDS study ever conducted
  o Thalidomide EMEA regulatory strategy strengthened by overall survival data presented at 2006 ASCO

     BOULDER, Colo., July 25, 2006 - Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter ended June 30, 2006. Second quarter net sales totaled $60.4 million, compared to $56.3 million of sales achieved in the year-ago quarter. Sales of Vidaza(R) (azacitidine for injectable suspension) totaled $36.1 million in the second quarter of 2006, compared to $31.5 million in the second quarter of 2005. Vidaza second quarter sales were the highest achieved to date and were 10 percent greater than sales in the first quarter of 2006. Second quarter named patient and compassionate use sales of thalidomide totaled $19.1 million, compared to $21.4 million in the second quarter of 2005.

For the six months ended June 30, 2006, net sales totaled $117.0 million, compared to net sales of $108.0 million for the six months ended June 30, 2005. Sales of Vidaza totaled $69.0 million in the first six months of 2006, compared to $59.0 million in the same period in 2005. Named patient and compassionate use sales of thalidomide totaled $38.6 million in the first six months of 2006, compared to $41.7 million in the same period in 2005.

"We are very pleased with our financial results and the considerable progress on other corporate objectives made during the second quarter," said Patrick J. Mahaffy, Pharmion's president and CEO. "We achieved our highest quarter of Vidaza sales to date, completed enrollment in the Vidaza survival study and strengthened our thalidomide regulatory strategy with new and very encouraging overall survival data. We are also preparing for a number of important catalysts during the remainder of this year and early 2007, including: final PFS results from the satraplatin pivotal SPARC trial, which we expect to form the basis of our European MAA filing in the first quarter of 2007; a potential approval from the FDA on our IV Vidaza submission, which would offer physicians and patients another option for Vidaza dosing; and continued progress toward our planned European submission of thalidomide by the first quarter of 2007."

Pharmion reported a GAAP net loss of ($3.5) million, or ($0.11) per share for the second quarter of 2006. For the six months ended June 30, 2006, the Company's GAAP net loss totaled ($23.3) million, or ($0.73) per share. GAAP net loss for the second quarter of 2006 includes stock compensation expense of $0.8 million reflecting the implementation of Statement of Financial Accounting Standards No. 123R. For the six months ended June 30, 2006, GAAP net loss includes stock compensation expense of $1.6 million and a charge of $20.5 million for acquired in-process research associated with the licensing of MethylGene's oncology HDAC inhibitor program. Excluding the impact of these items, the Company's adjusted net loss for the second quarter of 2006 would have been ($2.7) million, or ($0.09) per share, and for the first half of 2006 would have been ($1.2) million, or ($0.04) per share. GAAP net income for the second quarter of 2005 was $5.6 million, or $0.17 per share, and for the six months ended June 30, 2005 was $9.8 million, or $0.30 per share.

Pharmion Q2 2006 Financial Results                                   Page 1 of 7

As planned, Pharmion's investment in research and development significantly increased during the first half of 2006 as the Company expanded its product portfolio with the addition of satraplatin and MGCD0103 product rights and increased development activities for Vidaza and thalidomide. Excluding stock compensation expense, research and development costs totaled $18.2 million for the second quarter, compared to $9.8 million in the year-ago quarter. For the six months ended June 30, 2006, excluding stock compensation expense, research and development costs totaled $33.1 million, compared to $19.3 million for the six-month period ended June 30, 2005.

Excluding stock compensation expense, selling, general and administrative expenses totaled $25.4 million for the second quarter of 2006, compared to $22.6 million in the year-ago quarter. This increase is due to expanded commercial activities in the U.S. to support Vidaza as well as to support increased pre-approval activities in Europe for Vidaza, satraplatin and thalidomide. Excluding stock compensation expense, selling, general and administrative expenses totaled $47.4 million for the first half of 2006, compared to $43.3 million in the first six months of 2005.

As of June 30, 2006, Pharmion had $188.5 million in cash, cash equivalents and short-term investments, and no outstanding debt, compared to $185.1 million as of March 31, 2006.

RECENT EVENTS AND UPCOMING MILESTONES
Pharmion announced several development and regulatory milestones during the quarter:

THALIDOMIDE
Data presented in a plenary session at the American Society of Clinical Oncology
(ASCO) 42nd annual meeting in June is now expected to serve as the primary basis of Pharmion's European regulatory filing for thalidomide in the treatment of first-line multiple myeloma, which is currently being prepared by the Company and is expected by the first quarter of 2007.

This data demonstrated that the addition of thalidomide to standard therapy improves overall survival in patients with newly-diagnosed multiple myeloma. The three-arm randomized study in 447 newly-diagnosed, elderly multiple myeloma patients was designed to compare overall survival in patients receiving standard therapy of melphalan and prednisone (MP), or standard therapy plus thalidomide (MP-T) or a combination of chemotherapies (vincristine/adriamycin/dexamethasone, or VAD) followed by melphalan and transplantation (MEL 100). At the time of analysis, the median overall survival in the MP-T arm was approximately 54 months, compared to 32 and 39 months, respectively, for the MP and MEL 100 arms, representing a 22 and 15 month survival advantage, respectively, compared to standard therapies currently used in Europe today. Thalidomide treatment was well-tolerated by the majority of patients. Thalidomide in combination with other treatments was associated with more venous thrombosis and pulmonary embolism. Patients taking thalidomide were also at more risk of peripheral neuropathy, neutropenia and constipation.

Pharmion Q2 2006 Financial Results                                   Page 2 of 7

In addition to this new overall survival data presented at ASCO, the Company intends to support its European marketing authorization application for first-line multiple myeloma with recently published or otherwise made public data from three additional Phase Three clinical studies in patients with newly diagnosed multiple myeloma: MM-003, the pivotal study supported by Pharmion and Celgene comparing thalidomide plus dexamethasone with dexamethasone alone; an ECOG clinical study also comparing thalidomide plus dexamethasone to dexamethasone alone and an Italian clinical study comparing thalidomide plus melphalan/prednisone to melphalan/prednisone alone.

VIDAZA
The Company completed its target enrollment in the international clinical trial comparing the effect of the company's approved drug Vidaza to conventional care options on survival in 354 randomized patients with high-risk Myelodysplastic Syndromes (MDS). The study examines survival outcomes, as well as secondary endpoints, which include transformation to acute myelogenous leukemia (AML), transfusion independence and hematological response and improvement. Positive data from this study could provide the basis for an approval in the European Union and label expansion in the United States and offer key competitive advantages for Vidaza's global marketing efforts.

This study, conducted at 87 sites in 15 countries, is the largest study ever conducted in this disease and compares Vidaza to best supportive care with or without active treatment that includes either low-dose or intensive chemotherapy. Final study results are expected in approximately one year, following the 12-month follow-up required by the protocol. The Data Safety Monitoring Board recently reviewed the results of a planned interim analysis and recommended the trial continue without modification.

"This is the most comprehensive study ever conducted in MDS, and the rigorous nature of this study is powered to show a meaningful survival advantage in patients with high-risk MDS," said Dr. Pierre Fenaux, chairman of the department of Hematology, Hopital Avicenne, Paris 13 University, France, and the principal investigator for this study. "If the study is successful, Vidaza could dramatically impact the way patients with high-risk MDS are treated and provide real clinical benefit to patients with this life-threatening disease."

Pharmion also announced during the quarter that the U.S. Food and Drug Administration (FDA) accepted for filing and established a 6 month review goal for the Company's new drug application (NDA) supplement to add IV administration to instructions in the prescribing information for its demethylating agent Vidaza. This targets an agency response on or before September 29, 2006. If the NDA supplement is approved, the dosing for Vidaza would remain the same at 75 mg/m(2) daily for seven days, every four weeks.

Pharmion Q2 2006 Financial Results                                   Page 3 of 7

In June, data was presented from seven studies investigating the use of Vidaza in hematologic and solid tumor cancers at the ASCO Annual Meeting. The seven studies investigated a variety of uses for Vidaza, including alternative dosing schedules and combination use with approved and/or investigational therapies, such as thalidomide, carboplatin and the histone deacetylase (HDAC) inhibitor valproic acid (VPA). Of particular interest was data from a pilot study exploring the potential of Vidaza to re-sensitize ovarian cancer patients to platinum-based therapy in which two of three evaluable patients demonstrated stable disease.

SATRAPLATIN
Pharmion has initiated pre-launch activities in Europe for satraplatin, its oral platinum compound for which the Company licensed the commercial rights in Europe and certain international markets from GPC Biotech AG in December 2005. Satraplatin is the subject of a Phase Three registrational trial, SPARC (Satraplatin and Prednisone Against Refractory Cancer) in the treatment of second-line hormone-refractory prostate cancer (HRPC). Data from the trial are expected later this year, and if positive, the Company plans to submit a marketing authorization application to the European regulatory authorities in the first quarter of 2007. A broad clinical program is underway for satraplatin in a range of tumors, both as monotherapy and in combination with radiation and other cancer therapies.

MGCD0103
Data presented in June in a plenary session at the ASCO Annual Meeting for MGCD0103, our oral isotype-selective histone deacetylase (HDAC) inhibitor licensed from MethylGene, Inc., demonstrated clinical activity in both hematological malignancies and solid tumors. The interim data were presented on two studies: one evaluating MGCD0103 in patients with hematological cancers (leukemia and MDS), in which three of nine evaluable patients receiving the two highest doses achieved complete bone marrow responses, and the second study in patients with solid tumors, in which five of 28 patients experienced stable disease.

2006 FINANCIAL OUTLOOK
The Company continues to expect total net sales for 2006 to be in line with 2005 total net sales $221.2 million. While Pharmion recognizes that "in line" could represent either a modest increase or modest decrease in overall sales, given the recent launch of a second competitive product in the U.S. MDS market, the Company does not have adequate data at this time to provide more specific sales guidance for the year.

Research and development expenses for 2006 are expected to increase by approximately 75 percent over 2005 expenses to approximately $75 million, adjusted from the prior estimate of 90 percent over 2005 expenses. This growth is driven by increased development expenses resulting from the licensing of satraplatin and MGCD0103 product rights as well as increased development activities for Vidaza and thalidomide as we expand and advance our product portfolio. Selling, general and administrative expenses for 2006 are expected to increase by approximately 15 percent over 2005 expenses to approximately $96 million. Finally, charges for acquired in-process research and development are expected to total between $20 and $25 million for 2006, reflecting upfront payments for the oncology HDAC inhibitor program licensing as well as an expected milestone payment for 2006.

Pharmion Q2 2006 Financial Results                                   Page 4 of 7

Pharmion now expects its balance of cash, cash equivalents and short-term investments will be approximately $170- 175 million at the end of 2006, up from the prior estimate of $165 million. This forecast does not reflect any additional product licensing or acquisitions that could occur during the year.

This financial guidance excludes stock compensation expense resulting from the implementation of SFAS No. 123R.

Pharmion will hold a conference call to discuss second quarter 2006 results later this morning, July 25, at 8:30 a.m. ET. The conference call will be simultaneously webcast on the Company's Web site, and archived for future review as a webcast and a podcast.

ABOUT PHARMION:
Pharmion is a biotechnology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world's first approved epigenetic cancer therapy, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit the company's website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management, including Pharmion's plans for clinical development and regulatory submissions of Pharmion's products and product candidates, and Pharmion's anticipated financial results for 2006. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the outcome of ongoing clinical trials, the status and timing or regulatory approvals for Pharmion's product candidates; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Pharmion Q2 2006 Financial Results                                   Page 5 of 7

                              PHARMION CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
             (In thousands, except for share and per share amounts)
                                    Unaudited

                                                 THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                ----------------------------    ----------------------------
                                                    2006            2005            2006            2005
                                                ------------    ------------    ------------    ------------
Net sales                                       $     60,366    $     56,257    $    116,960    $    107,994

Operating expenses:
  Cost of sales, inclusive of royalties,
    exclusive of product rights
    amortization                                      16,672          15,120          31,885          29,067
  Research and development                            18,386           9,800          33,519          19,263
  Acquired in-process research                             -               -          20,480               -
  Selling, general and administrative                 25,986          22,618          48,498          43,298
  Product rights amortization                          2,451           2,227           4,890           4,466
                                                ------------    ------------    ------------    ------------
Total operating expenses                              63,495          49,765         139,272          96,094
                                                ------------    ------------    ------------    ------------
Operating income (loss)                               (3,129)          6,492         (22,312)         11,900

Interest and other income, net                         1,755           1,215           3,416           2,994
                                                ------------    ------------    ------------    ------------
Income (loss) before taxes                            (1,374)          7,707         (18,896)         14,894

Income tax expense                                     2,140           2,153           4,354           5,071
                                                ------------    ------------    ------------    ------------
Net income (loss)                               $     (3,514)   $      5,554    $    (23,250)   $      9,823
                                                ============    ============    ============    ============

Net income (loss) per common share:
  Basic                                         $      (0.11)   $       0.17    $      (0.73)   $       0.31
                                                ============    ============    ============    ============
  Diluted                                       $      (0.11)   $       0.17    $      (0.73)   $       0.30
                                                ============    ============    ============    ============

Weighted average number of common and common
  equivalent shares used to calculate
  net income (loss) per common share:
  Basic                                           32,006,888      31,822,267      31,963,111      31,813,574
                                                ============    ============    ============    ============
  Diluted                                         32,006,888      32,856,145      31,963,111      32,945,504
                                                ============    ============    ============    ============

                        CONSOLIDATED BALANCE SHEET DATA

                                                                  JUNE 30,     DECEMBER 31,
                                                                   2006           2005
                                                               ------------   ------------
Cash, cash equivalents and short-term investments              $    188,459   $    243,406
Total assets                                                        376,809        432,630
Total liabilities                                                    46,093         86,006
Total stockholders' equity                                          330,716        346,624

Pharmion Q2 2006 Financial Results                                   Page 6 of 7

                              PHARMION CORPORATION
            RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS
             (In thousands, except for share and per share amounts)
                                    Unaudited

                                                 THREE MONTHS ENDED              SIX MONTHS ENDED
                                                    JUNE 30, 2006                 JUNE 30,  2006
                                             ---------------------------    ---------------------------
                                                            NET INCOME                     NET INCOME
                                                            (LOSS) PER                     (LOSS) PER
                                               AMOUNT      COMMON SHARE       AMOUNT      COMMON SHARE
                                             ----------   --------------    ----------   --------------
GAAP net loss                                $   (3,514)  $        (0.11)   $  (23,250)  $        (0.73)

Stock compensation expense:
  Research and development                          215             0.01           440             0.01
  Selling, general and administrative               572             0.01         1,122             0.04
                                             ----------   --------------    ----------   --------------
    Total stock compensation expense (1)            787             0.02         1,562             0.05

Acquired in-process research (2)                      -                -        20,480             0.64

Income tax expense (3)                                -                -             -                -
                                             ----------   --------------    ----------   --------------
Adjusted net loss                            $   (2,727)  $        (0.09)   $   (1,208)  $        (0.04)
                                             ==========   ==============    ==========   ==============

Weighted average number of common
  and common equivalent shares used to
  calculate net income (loss) per
  common share:
  Basic and diluted                                           32,006,888                     31,963,111
                                                          ==============                 ==============

(1) Stock compensation expense is attributable to the adoption of SFAS 123R.

(2) Acquired in-process research expense is associated with the licensing of MethylGene Inc.'s oncology HDAC inhibitor program in the first quarter of 2006.

(3) These adjustments do not impact the provision for income taxes.

                                       ###

Pharmion Q2 2006 Financial Results                                   Page 7 of 7